EXHIBIT 99.1

Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Brent Zachary
847-597-9330
bzachary@pregis.com
PREGIS ANNOUNCES FIRST QUARTER 2009
FINANCIAL RESULTS
Deerfield, IL, May 12, 2009 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2009 first quarter financial results.
For the first quarter of 2009, the Company generated net sales of $185.5 million, a decrease of 28.5% versus net sales of $259.3 million in the first quarter of 2008. Excluding the impact of unfavorable foreign currency translation, resulting from the U.S. dollar strengthening against the euro and pound sterling, the quarter’s net sales were down 18.8% compared to the prior year quarter due to continuing global economic weakness.
Gross profit margin, as a percent of net sales, was 24.0% in the first quarter of 2009, compared to 21.9% in the first quarter of 2008. The 210 basis point increase in margin percentage was driven by the impact of the Company’s aggressive cost reduction initiatives, continued disciplined pricing, and the impact from lower raw material costs.
The Company generated an operating loss of $1.5 million in the first quarter of 2009, which included pre-tax restructuring charges of $6.7 million relating to the Company’s cost reduction initiatives, as well as unfavorable foreign currency translation of approximately $2.0 million. This compared to operating income of $8.3 million for the first quarter of 2008. Adjusted for the restructuring charge and unfavorable foreign currency translation, operating income for the first quarter of 2009 was $7.2 million, which represents a decline of approximately 13% compared to the 2008 first quarter.
Commenting on the Company’s results, Mike McDonnell, President and Chief Executive Officer, stated, “During the quarter, despite very weak demand, we were able to substantially increase our margin percentages through our focus on driving sustainable cost reductions throughout our organization as well as continuing our disciplined pricing for value, which we maintained in spite of downward pressure on our key raw material costs. I would like to once again thank our 4000 employees for their passion, hard work, and continued focus on our customers during these extraordinarily difficult economic times”.
Mr. McDonnell continued, “We expect weak demand to continue throughout 2009, particularly in our protective packaging businesses, so we continue to aggressively execute our cost reduction initiatives, which will help to mitigate the impacts of the weak economic environment as well as drive increased profitability when the economy recovers. We also will continue to focus on our disciplined pricing for value as well as driving our key growth objectives through our product innovation and geographic expansion efforts.”
In the first quarter of 2009, the Company commenced the next phase of its global restructuring program, building on the work completed in 2008. This next phase of restructuring will focus on optimizing the Company’s organizational structure and operating processes as well as additional overhead headcount reductions. These restructuring activities are expected to generate 2009 year-over-year savings of $15 to $20 million and should be fully implemented by Q3 2009. During the first quarter of 2009, the Company realized year-over-year cost savings of approximately $9.5 million relating to its various 2008 and 2009 cost reduction programs.
Segment Performance
Comments on segment net sales performance for the first quarter of 2009 are as follows:
•	Net sales of the protective packaging segment decreased by $54.1 million, or 31.9%. The 2009 first quarter sales decline was driven by significant decreases in volume in both the U.S. and European businesses resulting from continued economic weakness in both markets, as well as unfavorable foreign currency translation. Excluding the impact of unfavorable foreign currency, net sales for the segment decreased 24.8%.

•	Net sales of the specialty packaging segment decreased $19.6 million, or 21.9%. This sales decline was driven by unfavorable foreign currency translation, as well as decreased volumes driven in part by a reduction in volumes from a significant medical products customer, offset in part by positive pricing. Excluding the impact of unfavorable foreign currency, net sales for the segment decreased 6.9%.
A summary of a significant measure required by the Company’s indentures is presented in the supplemental information at the end of this release.

Conference Call:
The Company will conduct an investor conference call to review its 2009 first quarter results on Wednesday, May 13, 2009 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 866-788-0545; International: 857-350-1683; Participant Passcode: 59297809. A replay of the conference call will be available through May 27, 2009. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 95759792.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 46 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$42,356	$41,179
Accounts receivable
Trade, net of allowances of $5,175 and $5,357 respectively	110,646	121,736
Other	4,121	13,829
Inventories, net	83,678	87,867
Deferred income taxes	4,353	4,336
Due from Pactiv	1,404	1,399
Prepayments and other current assets	7,919	8,435

Total current assets	254,477	278,781
Property, plant and equipment, net	231,371	245,124
Other assets
Goodwill	125,673	127,395
Intangible assets, net	39,035	41,254
Deferred financing costs, net	7,141	7,734
Due from Pactiv, long-term	12,819	13,234
Pension and related assets	22,270	22,430
Other	409	424

Total other assets	207,347	212,471

Total assets	$693,195	$736,376

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$4,156	$4,902
Accounts payable	64,802	79,092
Accrued income taxes	5,130	6,964
Accrued payroll and benefits	12,132	11,653
Accrued interest	10,596	6,905
Other	19,858	21,740

Total current liabilities	116,674	131,256
Long-term debt	449,530	460,714
Deferred income taxes	19,935	24,913
Long-term income tax liabilities	10,637	11,310
Pension and related liabilities	5,233	6,119
Other	13,544	11,963
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at March 31, 2009 and December 31, 2008	—	—
Additional paid-in capital	151,043	150,610
Accumulated deficit	(74,726)	(64,318)
Accumulated other comprehensive income	1,325	3,809

Total stockholder’s equity	77,642	90,101

Total liabilities and stockholder’s equity	$693,195	$736,376

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended March 31,
	2009	2008

Net sales	$185,544	$259,322
Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	141,007	202,494
Selling, general and administrative	27,996	34,739
Depreciation and amortization	11,471	13,540
Other operating expense, net	6,601	271

Total operating costs and expenses	187,075	251,044

Operating income (loss)	(1,531)	8,278
Interest expense	9,398	12,081
Interest income	(27)	(228)
Foreign exchange loss (gain), net	3,174	(3,013)

Loss before income taxes	(14,076)	(562)
Income tax expense (benefit)	(3,668)	2,710

Net loss	$(10,408)	$(3,272)

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Three Months Ended March 31,
	2009	2008
Operating activities
Net loss	$(10,408)	$(3,272)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	11,471	13,540
Deferred income taxes	(4,056)	1,810
Unrealized foreign exchange loss (gain)	3,466	(2,972)
Amortization of deferred financing costs	594	594
Gain on disposal of property, plant and equipment	(211)	—
Stock compensation expense	433	184
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and other receivables, net	15,908	3,671
Due from Pactiv	—	5,165
Inventories, net	1,314	(8,276)
Prepayments and other current assets	329	(554)
Accounts payable	(11,442)	10,782
Accrued taxes	(2,127)	(5,400)
Accrued interest	3,936	4,538
Other current liabilities	(140)	(4,006)
Pension and related assets and liabilities, net	(926)	(1,035)
Other, net	256	302

Cash provided by operating activities	8,397	15,071

Investing activities
Capital expenditures	(5,096)	(10,863)
Proceeds from sale of assets	266	—
Other, net	—	63

Cash used in investing activities	(4,830)	(10,800)

Financing activities
Repayment of long-term debt	(446)	(488)
Other, net	(119)	1,731

Cash (used in) provided by financing activities	(565)	1,243
Effect of exchange rate changes on cash and cash equivalents	(1,825)	2,008

Increase in cash and cash equivalents	1,177	7,522
Cash and cash equivalents, beginning of period	41,179	34,989

Cash and cash equivalents, end of period	$42,356	$42,511

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)
        .

(unaudited)	Twelve Months Ended March 31,
(dollars in thousands)	2009	2008

Net loss of Pregis Holding II Corporation	$(54,866)	$(10,298)
Interest expense, net of interest income	45,713	46,044
Income tax expense	(8,243)	6,766
Depreciation and amortization	50,275	56,663

EBITDA	32,879	99,175

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	21,175	(5,061)
Non-cash stock based compensation expense	1,210	663
Non-cash asset impairment charge	20,354	403
Other non-cash expenses, primarily fixed asset disposals and write-offs	427	—
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	17,298	4,830
Curtailment gain	(3,736)	—
Nonrecurring charges related to acquisitions and dispositions	—	5,214
Other unusual or nonrecurring gains or losses	1,283	—
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	1,755	1,981
Pro forma earnings and costs savings	—	2,084

Adjusted EBITDA (“Consolidated Cash Flow”)	$92,645	$109,289

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures.

Pregis Holding II Corporation
First Quarter 2009
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended March 31,
(dollars in thousands)	2009	2008	Change

Net sales	$185,544	$259,322	$(73,778)
Cost of sales, excluding depreciation and amortization	(141,007)	(202,494)	61,487

Gross margin	$44,537	$56,828	$(12,291)

Gross margin, as a percent of net sales	24.0%	21.9%	2.1%

Net Sales Analysis by Segment

					Change Attributable to the
					Following Factors
	Three Months Ended March 31,				Price /		Currency
	2009	2008	$ Change	% Change	Mix	Volume	Translation
	(dollars in thousands)

Segment:
Protective Packaging	$115,429	$169,567	$(54,138)	(31.9)%	0.3%	(25.1)%	(7.1)%
Specialties Packaging	70,115	89,755	(19,640)	(21.9)%	1.2%	(8.1)%	(15.0)%

Total	$185,544	$259,322	$(73,778)	(28.5)%	0.6%	(19.4)%	(9.7)%